UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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VOCERA COMMUNICATIONS, INC.

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Commencing on May 18, 2020, Vocera Communications, Inc. sent the following presentation to certain investors.

Vocera Equity Proposal Summary May 2020

Share Proposal Summary (shares in millions) • We are reaching out to our shareholders to Un-issued Shares as of 12/31/2019 (1) 2.0 ask them to support a new Equity Shares granted, net of returns: 1/1- (1.3) Incentive Plan 6/1/20 • Our 2012 Equity Incentive Plan expires Un-issued Shares as of 6/1/20 (2) 0.7 relatively soon Proposed Share Request (3) +0.3 • We are requesting 300,000 additional shares, which when combined with our Approved Share Pool- June 2020 1.0 existing un-used pool of 0.7 million shares Remaining Shares Expected to be as of June 1, 2020, will last thru June 2021 issued thru June 2021, net of RSU (1.0) • Without the additional 0.3 million shares, cancellations/returns (3) Vocera will likely not have enough shares Projected Share Pool- June 2021 0.0 to hire and retain talent in 2021 (1) Number of shares in equity pool that were un-issued as of 12/31/19, as • Shareholders last approved a share disclosed in proxy (3) (2) Number of shares awarded, 1/1-6/1/20, net of returns request of 1.8 million shares in 2018 (3) Projection of shares needed for remainder of 2020 thru June 2021. ©2019 VOCERA COMMUNICATIONS. ALL RIGHTS RESERVED. 2

Features of our Proposed New Equity Plan • Shareholder-friendly features in our Equity Incentive Plan that carry forward • Minimum one-year vesting for time-based equity awards • Minimum one-year performance period (if performance shares awarded) • Prohibit recycling of shares associated with stock option exercises • Director equity compensation limit • Prohibit payment of dividends on unvested shares • No option repricing without shareholder approval • Additionally, we are adding the following features to the new, proposed Equity Incentive Plan • Add post-vesting holding requirement of one year for CEO • Remove “evergreen” addition of shares to the Plan • Remove ability to transfer awards to financial institutions ©2019 VOCERA COMMUNICATIONS. ALL RIGHTS RESERVED. 3

Our Equity Compensation Approach • Equity compensation has enabled us to recruit and retain a strong leadership team and employee base and is essential to our ongoing success and growth as a Silicon Valley-based technology firm • Beginning in 2020, a meaningful portion (25-33%) of the equity compensation for the Section 16 officers will be tied to longer-term performance • We grant stock to a broad base of employees (80%+) to ensure alignment on strategy and execution • In 2019, only 24% of the total shares granted were to the NEOs. • We evaluate each grant carefully based on individual performance and market criteria • We believe we are thoughtful stewards of the equity pool • Establish and follow an annual budget for shares, including approval of ALL employee grants by CEO, CFO and General Counsel • Independent 3rd party advisor (Compensia) to the Compensation Committee for Board and Executive grants • 6.0% gross average burn rate(1) for the last three years, compared to ISS benchmark of 6.5% (1) ISS Burn rate is defined as: (gross # option shares granted + (gross # RSUs granted x 2)) / weighted average common shares outstanding ©2019 VOCERA COMMUNICATIONS. ALL RIGHTS RESERVED. 4

ISS/GL Recommendation on our Equity Proposal ISS and Glass Lewis has recommended “Against” our Share Proposal. Below is our response to their claims: ISS or GL Claim for Vocera Response Recommending Against • Vocera’s 3-year burn rate is below the ISS and GL peer benchmark • Overhang benchmarks used to assess cost includes companies across many geos and sizes without regard to competitive talent dynamics in High-Tech and Silicon Valley The plan cost is excessive • VCRA overhang is at or below 50th percentile of peer group (see Appendix) • ISS/GL do not consider that >40% of shares granted eventually return to the equity pool as shares withheld for taxes or forfeitures. These shares can be granted in the future, reducing future shareholder dilution. • Unvested shares are forfeited and returned to the equity pool when an employee’s employment ends. They can then be used for future grants, which reduces future The plan permits liberal shareholder dilution. recycling of shares • Shares are returned to the equity pool when employees elect to have shares withheld for taxes (instead of cash). These shares can be used for future grants, which reduces future dilution. The plan allows broad • This is extremely rare based on unique circumstances discretion to accelerate • Preserves flexibility in negotiating with departing employees vesting ©2019 VOCERA COMMUNICATIONS. ALL RIGHTS RESERVED. 5

Other Pro-Shareholder Actions • Implemented majority voting • Adoption of Compensation Recoupment Policy (Clawback) • Clawback of past incentive compensation if material restatement of our financial results due to an executive’s fraud or intentional misconduct • Board diversity and tenure • Robust board refreshment effort has led to five (out of nine) new directors since 2016 • Added two women (now 3 out of 9) since 2016 • Board independence increased from 78% to 89% ©2019 VOCERA COMMUNICATIONS. ALL RIGHTS RESERVED. 6

Appendix

VCRA Overhang vs Peers ©2019 VOCERA COMMUNICATIONS. ALL RIGHTS RESERVED. 8